Exhibit 99.1

Northern Oil and Gas, Inc. Announces Increased Borrowing Base under its Revolving Credit Facility

WAYZATA, MINNESOTA — April 1, 2013 — Northern Oil and Gas, Inc. (NYSE MKT: NOG) today announced that on March 28, 2013, it completed the scheduled year-end redetermination under its revolving credit facility and as a result increased the borrowing base thereunder from $350 million to $400 million.  Northern currently has $139 million of outstanding borrowings under the credit facility.  The next redetermination of the borrowing base is scheduled for October 1, 2013.

Michael Reger, Chairman and Chief Executive Officer, commented, “We appreciate the confidence and support of our 13-bank syndicate.  The increased borrowing base enhances our strong liquidity position and allows us to continue to fund our future development from cash flow and this credit facility.”

ABOUT NORTHERN OIL AND GAS, INC.

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this release regarding Northern’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, general economic or industry conditions, nationally and/or in the communities in which Northern conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, Northern’s ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products, services and prices.

Northern has based these forward-looking statements on its current expectations and assumptions about future events.  While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control.

INVESTOR RELATIONS CONTACT:

Brandon Elliott
EVP, Corporate Development and Strategy
952-476-9800
belliott@northernoil.com

Erik Nerhus
VP, Business Development
952-476-9800
enerhus@northernoil.com